Exhibit 3.1.8

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MAGNUM HUNTER RESOURCES CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JANUARY, A.D. 2013, AT 12:31 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
2758331 8100	AUTHENTICATION: 0170984

130091244	DATE: 01-25-13
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:31 PM 01/25/2013
FILED 12:31 PM 01/25/2013
SRV 130091244 - 2758331 FILE

CERTIFICATE OF AMENDMENT

of

RESTATED CERTIFICATE OF INCORPORATION

OF

MAGNUM HUNTER RESOURCES CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Magnum Hunter Resources Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with Section 242 of the Delaware General Corporation Law, does hereby certify that:

1.             The name of the corporation is Magnum Hunter Resources Corporation.

2.             The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 4, 1997 and the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 13, 2002 (as amended, the “Certificate of Incorporation”).

3.             Pursuant to the authority conferred upon the stockholders of the Corporation by the Certificate of Incorporation, and pursuant to the applicable provisions of the Delaware General Corporation Law, the stockholders of the Corporation adopted the following amendment to the Certificate of Incorporation by the requisite vote at a duly called meeting of the stockholders on January 17, 2013:

The entire “Article IV – Authorized Capital Stock” in the Certificate of Incorporation is hereby deleted in its entirety and is hereby replaced with the following:

ARTICLE IV

Authorized Capital Stock

This corporation is authorized to issue two classes of shares designated, respectively, “Common Stock” and “Preferred Stock” and referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of Common Stock this corporation is authorized to issue is 350,000,000 and each such share shall have a par value of $0.01, and the total number of shares of Preferred Stock this corporation is authorized to issue is 10,000,000 and each such share shall have a par value of $0.01. The Preferred Shares may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The board of directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned hereby duly executed this Certificate of Amendment hereby declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts herein stated are true, this 25th day of January, 2013.

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Gary C. Evans
Name: Gary C. Evans
Title: Chairman and Chief Executive Officer